UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________
FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2014
J. C. PENNEY COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation )	1-15274 (Commission File No.)	26-0037077 (IRS Employer Identification No.)

6501 Legacy Drive Plano, Texas (Address of principal executive offices)	75024-3698 (Zip code)

Registrant's telephone number, including area code: (972) 431-1000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05    Costs Associated with Exit or Disposal Activities.

On January 15, 2014, J. C. Penney Company, Inc. (the “Company”) announced a strategic initiative to close 33 underperforming JCPenney department stores as part of its turnaround efforts. The Company expects to substantially complete the store closings by early May 2014. These actions are expected to result in an annual cost savings of approximately $65 million, beginning in 2014.

In connection with this initiative, the Company expects to incur estimated pre-tax charges of approximately $26 million in the fourth quarter of fiscal 2013 and approximately $17 million in future periods. A summary of the major components of these estimated charges (in millions) is presented below:

	Total	Cash	Non-Cash
Asset Impairments	$23	$—	$23
Lease costs, net of sublease income	$14	$14	$—
Severance, termination benefits and all other expenses	$6	$6	$—
Total pre-tax charges	$43	$20	$23

The above charges are estimates, and the actual charges may vary materially based on various factors, including timing of the closures; factors relating to real estate including sale proceeds and timing and amount of sublease income and other lease expense; actual associate terminations and benefits; changes in management’s assumptions and other plans; and other factors.

A copy of the press release announcing this initiative is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibit 99.1    J .C. Penney Company, Inc. News Release issued January 15, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J. C. PENNEY COMPANY, INC.

By: /s/ Janet Dhillon
Janet Dhillon
Executive Vice President,
General Counsel and Secretary

Date: January 15, 2014

EXHIBIT INDEX

Exhibit Number	Description

99.1	J. C. Penney Company, Inc. News Release issued January 15, 2014